UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013 (April 2, 2013)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

On April 2, 2013, Magnum Hunter Resources Corporation (the “Company”) entered into a definitive agreement to sell all of its ownership interests in the Company’s Eagle Ford Shale oil and gas properties in Gonzales and Lavaca Counties, Texas (the “Properties”) to a wholly-owned subsidiary of Penn Virginia Corporation (“PVA”) for $361 million in cash, and at the option of PVA, an additional $40 million in cash or PVA common stock valued at $4.00 per share (the “Pending Transaction”).  The Pending Transaction has been structured as a sale by the Company of 100% of the stock of its wholly owned subsidiary, Eagle Ford Hunter, Inc. (“EFH”).  The Pending Transaction, which has an effective date of January 1, 2013, is expected to close in early to mid-May 2013 and is subject to customary closing conditions and purchase price adjustments.

On April 2, 2013, the Company issued a press release announcing it had entered into a definitive agreement with respect to the Pending Transaction.  A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Properties the Company is selling to PVA include, as of the date of this Current Report on Form 8-K, 19,000 net mineral acres, 49 producing wells, seven wells drilled and in the completion stage and four wells currently drilling.  In connection with the Pending Transaction, an independent public accounting firm audited the statement of revenues and direct operating expenses of EFH for the Properties as of December 31, 2012, which provided:

Year Ended December 31, 2012
(in thousands)
Revenues	$72,111
Direct operating expenses(1)	10,282
Revenues in excess of direct operating expenses	$61,829

(1) Direct operating expenses are recognized on an accrual basis and consist of direct expenses of operating the Properties. The direct operating expenses include lease operating expenses and severance and ad valorem taxes.  Lease operating expenses include gathering, processing, transportation, lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and natural gas production activities.

Also, in connection with the Pending Transaction, an independent petroleum engineering firm provided the following information with respect to the proved reserves attributable to the Properties as of December 31, 2012.

		Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved
Net Reserves
Oil	-Mbbl	3,449.5	478.1	6,885.1	10,812.7
Gas	-MMcf	1,017.6	115.0	1,800.8	2,933.3
NGL	-Mbbl	253.8	28.7	449.2	731.6

Revenue
Oil	-M$	340,703.7	47,225.6	680,040.4	1,067,969.7
Gas	-M$	2,930.6	331.1	5,186.2	8,448.0
NGL	-M$	11,057.5	1,249.4	19,568.0	31,875.0
Other	-M$	0.0	0.0	0.0	0.0

Severance Taxes	-M$	16,721.5	2,290.9	33,138.4	52,150.8
Ad Valorem Taxes	-M$	8,449.3	1,162.9	16,791.4	26,403.5
Operating Expenses	-M$	69,538.5	7,655.5	107,535.6	184,729.4
Other Deductions	-M$	6,838.4	763.5	11,514.1	19,116.0
Investments	-M$	2,349.9	9,954.6	224,947.1	237,251.6
Net Cash Flows	-M$	250,794.6	26,978.7	310,868.0	588,641.3
Discounted @10% (Present Worth)	-M$	142,383.1	13,641.7	84,712.2	240,737.0

The foregoing estimated proved reserve data was prepared by the independent petroleum engineering firm using unweighted average first-day-of-the-month prices for the year ended December 31, 2012.  The average prices for oil, NGLs and natural gas were $98.77 per barrel of oil, $43.57 per barrel of NGLs and $2.88 per Mcf of natural gas, respectively.

The independent accounting firm who audited the above-referenced statements of revenues and direct operating expenses provided the following estimates of the standardized measure of discounted future net cash flows from proved reserves of oil, NGLs and natural gas of EFH attributable to the Properties for the year ended December 31, 2012:

(amounts in thousands)
Estimated future cash inflows	$1,108,293
Future development costs	(237,252)
Future production costs	(282,400)
Future net cash flows	588,641
Discount of future net cash flows at 10%	(347,904)
Standardized measure of discounted future net cash flows	$240,737

Future income tax expense was excluded as immaterial.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release of Magnum Hunter Resources Corporation, dated April 2, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: April 3, 2013	By:	/s/ Gary C. Evans
	Name:	Gary C. Evans
	Title	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Magnum Hunter Resources Corporation, dated April 2, 2013